EXHIBIT 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND
FISCAL 2008 RESULTS

     Albany, NY, March 5, 2009 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended January 31, 2009. For the fourth quarter, total sales decreased 24% to $344.7 million compared to $451.5 million in 2007. Comparable store sales for the quarter decreased 14%. During the quarter, the Company operated an average of 763 stores compared to 922 stores last year, a 17% decline.

     For the fourth quarter of 2008, the Company recorded a net loss of $9.4 million, or $0.30 per share. This year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets, pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” totaling $15.2 million, or $0.48 per share for the quarter. For the fourth quarter of 2007 the net loss was $66.0 million, or $2.12 per share. Last year’s fourth quarter results included a non-cash tax expense of $43.4 million, or $1.39 per share for the quarter, to establish a full valuation allowance against the Company’s deferred tax assets, pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Additionally, last year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets, pursuant to SFAS No. 144 totaling $30.7 million, or $0.99 per share for the quarter.

     For fiscal year 2008, total sales decreased 22% to $988.0 million compared to $1.266 billion in 2007. Comparable store sales for fiscal year 2008 decreased 11%. During the year, the Company operated an average of 786 stores compared to 956 stores last year, an 18% decline.

     Net loss for fiscal 2008 was $69.0 million, or $2.21 per share. For fiscal year 2007, the net loss was $99.4 million, or $3.20 per share.

     Trans World will host a teleconference call today, Thursday, March 5, 2009, at 9:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names

f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATION:
(in millions, except per share data)	Thirteen Weeks Ended				Fiscal Year Ended
	January 31,	% to	February 2,	% to	January 31,	% to	February 2,	% to
	2009	Sales	2008	Sales	2009	Sales	2008	Sales
Net sales	$344.7		$451.5		$987.6		$1,265.7

Cost of sales	238.0	69.1%	299.4	66.3%	656.7	66.5%	819.9	64.8%
Gross profit	106.7	30.9%	152.1	33.7%	330.9	33.5%	445.8	35.2%

Selling, general and
administrative expenses	94.2	27.3%	111.7	24.7%	358.7	36.3%	433.2	34.2%

Impairment charge	15.2	4.4%	30.7	6.8%	15.2	1.5%	30.7	2.4%

Depreciation and amortization	5.4	1.6%	9.9	2.2%	22.1	2.3%	37.2	3.0%
Loss from operations	(8.1)	-2.4%	(0.2)	0.0%	(65.1)	-6.6%	(55.3)	-4.4%

Interest expense, net	0.9	0.3%	1.0	0.3%	3.9	0.4%	6.1	0.5%
Loss before income taxes	(9.0)	-2.7%	(1.2)	-0.3%	(69.0)	-7.0%	(61.4)	-4.9%

Income tax expense	0.4	0.1%	64.8	14.3%	-	0.0%	38.0	3.0%

Net loss	$(9.4)	-2.8%	$(66.0)	-14.6%	$(69.0)	-7.0%	$(99.4)	-7.9%

Basic and diluted loss per common share:
Basic and diluted loss per common share	$(0.30)		$(2.12)		$(2.21)		$(3.20)

Weighted average number of
common shares outstanding	31.3		31.1		31.2		31.0

					January 31,		February 2,
SELECTED BALANCE SHEET CAPTIONS:					2009		2008
(in millions, except store data)
Cash and cash equivalents					$30.1		$74.7
Merchandise inventory					378.2		440.2
Fixed assets (net)					50.4		82.2
Accounts payable					170.3		237.8
Long-term debt and capital lease obligations, less current portion					8.8		12.6

Stores in operation					712		813